Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS; UPDATES FULL YEAR 2021 OUTLOOK

Second Quarter Revenue Increased 45% Year-Over-Year; First Half Revenue Increased 19% Year-over-Year

MINNEAPOLIS, MN, August 2, 2021 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the at-home treatment of chronic diseases, today reported financial results for the second quarter and six months ended June 30, 2021.

Second Quarter 2021 Summary:

●	Total revenue increased 45% year-over-year to $51.1 million, compared to $35.1 million in second quarter 2020.
●	Operating loss of $0.1 million, compared to operating loss of $8.0 million in second quarter 2020.
●	Net income of $1.3 million, compared to net loss of $13.9 million in second quarter 2020.
●	Adjusted EBITDA of $4.1 million, compared to Adjusted EBITDA loss of $0.7 million in second quarter 2020.
●	Cash and cash equivalents of $49.0 million at June 30, 2021, compared to $47.9 million at December 31, 2020.

Second Quarter 2021 Highlights:

●	On April 20, 2021, the Company announced the appointment of Eric Pauls to the position of Senior Vice President of Sales, effective May 1, 2021. Mr. Pauls succeeded Bryan Rishe, who retired in May.
●	On April 30, 2021, the Company entered into a Restated Credit Agreement with Wells Fargo Bank. The Restated Credit Agreement provides for a $25 million revolving credit facility with a three-year maturity and includes a $30 million accordion feature, allowing the Company to expand the total aggregate principal amount up to $55 million, subject to certain conditions. The prior Credit Agreement provided for a $10 million revolving credit facility with a $25 million accordion feature.

“In the second quarter we achieved results that exceeded our expectations, led by our team’s solid execution and continued recovery within the broader U.S. healthcare environment,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “Although our business continued to face headwinds during the second quarter from COVID-related restrictions adopted by healthcare facilities, we saw notable improvements in the number of patients seeking care and clinic capacity, compared to the initial months of 2021. Our team continued to address remaining COVID-related access issues by employing virtual solutions to expand adoption among both new and existing prescribers.”

Mr. Reuvers added, “Given the encouraging trends we saw in the second quarter, we remain confident in our prospects for 2021. Our updated 2021 financial outlook reflects the better-than-expected results that we achieved during the second quarter and reaffirms our conviction in the ability to deliver strong sales growth in the second half of the year. Specifically, we continue to anticipate year-over-year revenue growth approaching 20% in the second half of 2021, driven by continued execution and improvements in the operating environment. In view of the large number of underserved patients that suffer from lymphedema, our clinically proven products and our commitment to leading in market development, we remain focused on returning to our historical track record of growth.”

Second Quarter 2021 Financial Results

Total revenue in the second quarter of 2021 increased $15.9 million, or 45%, to $51.1 million, compared to $35.1 million in the second quarter of 2020. The increase in total revenue was attributable to an increase of $14.0 million, or 45%, in sales and rentals of the Flexitouch system, and an increase of $2.0 million, or 49%, in sales and rentals of the Entre system in the quarter ended June 30, 2021. Second quarter 2021 revenue benefited from the initial stages of recovery from the COVID-19 pandemic, with a portion of healthcare facilities and clinics relaxing restrictions and increasing patient throughput. The increase in second quarter revenue was further driven by improvements in salesforce productivity and effective virtual education events yielding an expanded prescriber base and an increase in Medicare patients served.

Gross profit in the second quarter of 2021 increased $11.3 million, or 45%, to $36.2 million, compared to $24.9 million in the second quarter of 2020. Gross margin was 71% of revenue, consistent with the second quarter of 2020.

Operating expenses in the second quarter of 2021 increased $3.4 million, or 10%, to $36.3 million, compared to $32.9 million in the second quarter of 2020. The increase in operating expenses was primarily driven by an increase in sales and marketing expense of $3.5 million, or 20%, to $20.9 million, primarily due to continued investments in our commercial team, patient training and resumed travel and entertainment expenses. In addition, research and development expense increased $0.1 million, or 9%, to $1.2 million, primarily due to an increase in clinical studies activity. The increase in these expenses was partially offset by reimbursement, general and administrative expenses, which decreased $0.2 million, or 2%, to $14.1 million, primarily due to a $3.6 million impairment charge related to the write-off of our Airwear wrap-related long-lived assets recorded in the second quarter of 2020, partially offset by a $1.9 million increase in personnel-related expenses due to increased headcount as well as a combined $1.4 million increase in occupancy costs, depreciation expense and legal fees.

Operating loss in the second quarter of 2021 decreased $7.9 million, or 99%, to $0.1 million, compared to an operating loss of $8.0 million in the second quarter of 2020.

Income tax benefit in the second quarter of 2021 was $1.4 million, compared to income tax expense of $5.9 million in the second quarter of 2020. The year-over-year change was primarily due to a tax benefit related to a research and development credit recognized in the second quarter of 2021.

Net income in the second quarter of 2021 was $1.3 million, or $0.07 per diluted share, compared to a net loss of $13.9 million, or $0.72 per diluted share, in the second quarter of 2020. Weighted average shares used to compute diluted net income/loss per share were 20.0 million and 19.3 million in the second quarters of 2021 and 2020, respectively.

Adjusted EBITDA was $4.1 million in the second quarter of 2021, compared to Adjusted EBITDA loss of $0.7 million in the second quarter of 2020.

First Six Months 2021 Financial Results:

Total revenue for the six months ended June 30, 2021, increased $15.0 million, or 19%, to $93.8 million, compared to $78.8 million for the six months ended June 30, 2020. The increase in revenue was driven by an increase of $12.8 million, or 18%, in sales and rentals of the Flexitouch system, and an increase of $2.2 million, or 24%, in sales and rentals of the Entre system for the six months ended June 30, 2021. Revenue for the six months ended June 30, 2021, benefited from the initial stages of recovery from the COVID-19 pandemic, with a portion of healthcare facilities and clinics relaxing restrictions and increasing patient throughput, as well as an expanded prescriber base.

Net loss for the six months ended June 30, 2021, was $1.0 million, or $0.05 per diluted share, compared to net loss of $15.2 million, or $0.79 per diluted share, for the six months ended June 30, 2020. Weighted average shares used to compute diluted net loss per share were 19.6 million and 19.3 million for the six months ended June 30, 2021 and 2020, respectively.

Adjusted EBITDA was $4.1 million in the six months ended June 30, 2021, compared to adjusted EBITDA loss of $1.2 million in the six months ended June 30, 2020.

Cash Position

On June 30, 2021, cash and cash equivalents were $49.0 million, compared to $47.9 million at December 31, 2020. The Company had no outstanding borrowings on its revolving credit facility as of June 30, 2021.

On April 30, 2021, the Company entered into a Restated Credit Agreement with Wells Fargo Bank to renew and expand the size of its senior secured credit facility. The Restated Credit Agreement provides for a $25 million revolving credit facility with a three-year maturity and includes a $30 million accordion feature, which could allow the Company to expand the total aggregate principal amount up to $55 million, subject to certain conditions.

2021 Financial Outlook

The Company now expects full year 2021 total revenue in the range of $216.3 million to $224.5 million, representing growth of approximately 16% to 20% year-over-year, compared to total revenue of $187.1 million in 2020. The Company’s prior 2021 revenue guidance expectations called for total revenue in the range of $215.3 million to $224.5 million, representing an increase of 15% to 20%.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 2, 2021, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13721055. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13721055. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA and Adjusted EBITDA margin, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs, plus litigation defense costs and plus executive transition costs. Adjusted EBITDA margin in this release represents net margin (net income or loss divided by total revenue), plus or less the same items as with Adjusted EBITDA, but on a percentage of revenue basis. Reconciliations of Adjusted EBITDA to net income (loss), and Adjusted EBITDA margin to net margin, are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as an alternative to, or superior to, net income or loss or net margin, respectively, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2021	2020
Assets
Current assets
Cash and cash equivalents	$49,007	$47,855
Accounts receivable	42,629	43,849
Net investment in leases	11,741	10,708
Inventories	21,153	18,563
Prepaid expenses and other current assets	2,092	2,638
Total current assets	126,622	123,613
Non-current assets
Property and equipment, net	6,399	6,957
Right of use operating lease assets	19,138	20,132
Intangible assets, net	1,702	1,680
Accounts receivable, non-current	11,874	9,433
Deferred income taxes	13,779	10,198
Other non-current assets	2,118	2,074
Total non-current assets	55,010	50,474
Total assets	$181,632	$174,087
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,060	$4,197
Accrued payroll and related taxes	10,303	11,588
Accrued expenses	4,010	4,423
Income taxes payable	1,530	2,658
Operating lease liabilities	2,024	2,006
Other current liabilities	3,716	1,842
Total current liabilities	26,643	26,714
Non-current liabilities
Accrued warranty reserve, non-current	3,450	3,235
Income taxes payable, non-current	348	—
Operating lease liabilities, non-current	18,475	19,388
Total non-current liabilities	22,273	22,623
Total liabilities	48,916	49,337

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,782,295 shares issued and outstanding as of June 30, 2021; 19,492,718 shares issued and outstanding as of December 31, 2020	20	19
Additional paid-in capital	113,601	104,675
Retained earnings	19,095	20,056
Total stockholders’ equity	132,716	124,750
Total liabilities and stockholders’ equity	$181,632	$174,087

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenue
Sales revenue	$43,630	$29,518	$79,755	$67,141
Rental revenue	7,430	5,602	14,077	11,654
Total revenue	51,060	35,120	93,832	78,795
Cost of revenue
Cost of sales revenue	12,638	8,388	23,329	19,310
Cost of rental revenue	2,217	1,820	4,068	3,500
Total cost of revenue	14,855	10,208	27,397	22,810
Gross profit
Gross profit - sales revenue	30,992	21,130	56,426	47,831
Gross profit - rental revenue	5,213	3,782	10,009	8,154
Gross profit	36,205	24,912	66,435	55,985
Operating expenses
Sales and marketing	20,933	17,398	39,718	40,368
Research and development	1,206	1,105	2,476	2,789
Reimbursement, general and administrative	14,142	14,372	28,401	25,242
Total operating expenses	36,281	32,875	70,595	68,399
Loss from operations	(76)	(7,963)	(4,160)	(12,414)
Other (expense) income	(24)	36	(34)	302
Loss before income taxes	(100)	(7,927)	(4,194)	(12,112)
Income tax (benefit) expense	(1,405)	5,923	(3,233)	3,045
Net income (loss)	$1,305	$(13,850)	$(961)	$(15,157)
Net income (loss) per common share
Basic	$0.07	$(0.72)	$(0.05)	$(0.79)
Diluted	$0.07	$(0.72)	$(0.05)	$(0.79)
Weighted-average common shares used to compute net income (loss) per common share
Basic	19,691,156	19,337,644	19,618,759	19,255,612
Diluted	20,047,277	19,337,644	19,618,759	19,255,612

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2021	2020
Cash flows from operating activities
Net loss	$(961)	$(15,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,287	1,450
Net amortization of premiums and discounts on securities available-for-sale	—	(89)
Deferred income taxes	(3,581)	4,282
Stock-based compensation expense	5,115	5,124
Gain on other investments and maturities of marketable securities	—	40
Impairment losses	—	4,025
Changes in assets and liabilities:
Accounts receivable	1,220	2,892
Net investment in leases	(1,033)	(542)
Inventories	(2,590)	(5,945)
Income taxes	(780)	(1,646)
Prepaid expenses and other assets	502	(317)
Right of use operating lease assets	99	135
Medicare accounts receivable, non-current	(2,441)	(1,697)
Accounts payable	855	1,602
Accrued payroll and related taxes	(1,285)	(3,127)
Accrued expenses and other liabilities	1,676	990
Net cash used in operating activities	(1,917)	(7,980)
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	—	16,500
Purchases of property and equipment	(603)	(660)
Intangible assets costs	(140)	(109)
Net cash (used in) provided by investing activities	(743)	15,731
Cash flows from financing activities
Taxes paid for net share settlement of performance and restricted stock units	(1,115)	(1,553)
Proceeds from exercise of common stock options	3,385	548
Proceeds from the issuance of common stock from the employee stock purchase plan	1,542	1,825
Net cash provided by financing activities	3,812	820
Net increase in cash and cash equivalents	1,152	8,571
Cash and cash equivalents – beginning of period	47,855	22,770
Cash and cash equivalents – end of period	$49,007	$31,341

Supplemental cash flow disclosure
Cash paid for taxes	$1,141	$475
Capital expenditures incurred but not yet paid	$8	$241

The following table summarizes revenue by product for the three and six months ended June 30, 2021 and 2020:

Tactile Systems Technology, Inc.
Supplemental Financial Information
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
(Dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Flexitouch System	$45,093	$31,127	$13,966	45%	$82,530	$69,713	$12,817	18%
Other products(1)	5,967	3,993	1,974	49%	11,302	9,082	2,220	24%
Total Revenue	$51,060	$35,120	$15,940	45%	$93,832	$78,795	$15,037	19%
(1)	The “other products” line primarily includes revenue from our Entre system. The Actitouch system and Airwear wrap contributed immaterial amounts of revenue for the three and six months ended June 30, 2021 and 2020.

The following table contains a reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Net income (loss)	$1,305	$(13,850)	$15,155	(109)%	$(961)	$(15,157)	$14,196	(94)%
Interest expense (income), net	11	(25)	36	(144)%	16	(80)	96	(120)%
Income tax (benefit) expense	(1,405)	5,923	(7,328)	(124)%	(3,233)	3,045	(6,278)	N.M. %
Depreciation and amortization	635	720	(85)	(12)%	1,287	1,450	(163)	(11)%
Stock-based compensation	2,658	2,396	262	11%	5,115	5,124	(9)	(0)%
Impairment charges and inventory write-offs	—	4,025	(4,025)	(100)%	—	4,025	(4,025)	(100)%
Litigation defense costs	853	—	853	—%	1,720	—	1,720	—%
Executive transition costs	80	65	15	23%	186	377	(191)	(51)%
Adjusted EBITDA	$4,137	$(746)	$4,883	N.M. %	$4,130	$(1,216)	$5,346	N.M. %

The following table contains a reconciliation of net margin to Adjusted EBITDA margin for the three and six months ended June 30, 2021 and 2020, as well as the basis point change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Margin to Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,		Increase		June 30,		Increase
(As a percentage of revenue)	2021	2020	(Decrease)		2021	2020	(Decrease)
Net margin	2.6%	(39.4)%	4,200	bps	(1.0)%	(19.2)%	1,820	bps
Interest expense (income), net	0.0%	(0.1)%	10	bps	0.0%	(0.1)%	10	bps
Income tax (benefit) expense	(2.8)%	16.9%	(1,970)	bps	(3.4)%	3.9%	(730)	bps
Depreciation and amortization	1.2%	2.1%	(90)	bps	1.4%	1.8%	(40)	bps
Stock-based compensation	5.2%	6.8%	(160)	bps	5.5%	6.5%	(100)	bps
Impairment charges and inventory write-offs	0.0%	11.4%	(1,140)	bps	0.0%	5.1%	(510)	bps
Litigation defense costs	1.7%	0.0%	170	bps	1.7%	0.0%	170	bps
Executive transition costs	0.2%	0.2%	—	bps	0.2%	0.6%	(40)	bps
Adjusted EBITDA margin	8.1%	(2.1)%	1,020	bps	4.4%	(1.5)%	590	bps

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com